EXHIBIT 99.1

                                    CHAPARRAL
                            CHAPARRAL RESOURCES, INC.

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NEWS RELEASE
                                                     ***For Immediate Release***

                                                        For further information:
                                                        ------------------------
                                                                     Janna Aidar
                                                                    866-559-3822


CHAPARRAL RESOURCES, INC. ANNOUNCES CHANGE IN CONTROL AND FIRST QUARTER 2004 RESULTS
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WHITE PLAINS, NY, MAY 17, 2004 -- CHAPARRAL RESOURCES, INC. (OTCBB: CHAR) today announced that Nelson Resources Limited (TSX: NLG) ("Nelson") has acquired from Central Asian Industrial Holdings N.V. ("CAIH") a majority interest in the Company.

Nelson has purchased from CAIH 22,925,701 shares of Chaparral (the "Shares"), representing 60% of Chaparral's issued and outstanding common stock, a Stock Purchase Warrant exercisable for an additional 3,076,923 shares of common stock of Chaparral (the "Warrant"), and a promissory note of Chaparral payable to CAIH (the "CAIH Note"), with a principal amount of US$4 million for an aggregate purchase price of US$23.9 million. In consideration for the Shares, the Warrant and the CAIH Note, Nelson has issued a promissory note (the "Nelson Note") in the principal amount of US$23.9 million payable to CAIH. The Nelson Note has a term of one year and bears interest at 10.5% per annum, payable at maturity.

Nelson now owns 60% of the issued and outstanding shares of Chaparral (55.53% on a fully diluted basis). The shares of common stock issuable under the Warrant would, assuming no other issuance of shares of common stock of Chaparral, upon the full exercise of the Warrant, constitute approximately 7.45% of the issued and outstanding shares of Chaparral on a fully diluted basis. This would give Nelson ownership of 62.98% of the issued and outstanding shares of Chaparral on a fully diluted basis.

The number of members of the Board of Directors of Chaparral will not change as a result of the transaction. Following the completion of the transaction two of the six directors of Chaparral, Mr. Nikolai Klinchev and Mr. John Duthie, resigned. Mr. Klinchev also resigned as Chief Executive Officer of Chaparral. Messrs. Klinchev and Duthie have been replaced on the Board by Mr. Frederick Hodder, Chief Financial Officer of Nelson, who has also been appointed Chairman of Chaparral, and Mr. Simon Gill, who has also been appointed Chief Executive Officer of Chaparral. In addition, following the completion of the transaction, Mr. Jonathan Wood resigned as VP-Finance and Chief Financial Officer of Chaparral, and was replaced by Mr. Miguel Soto, Chaparral's current Treasurer and Financial Controller. Going forward, Mr. Soto will serve as Chaparral's VP-Finance and Chief Financial Officer, and will also continue as Treasurer. Other than the replacement of the Chief Executive Officer and the Chief Financial Officer, the current executive officers of Chaparral will continue in their capacities pending a review of operations by the newly constituted Board of Directors.


                                   ~~ more ~~

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                 2 Gannett Drive o White Plains o New York 10604
                         866-559-3822 o 866-700-5091 Fax
                           www.ChaparralResources.com

Chaparral Resources, Inc. News Release
May 17, 2004
Page 2


The Company also reported a net income of $634,000, or 2 cents per share, for the quarter ended March 31, 2004, compared to a net income of $49,000, or nil cents per share, for the quarter ended March 31, 2003. The $585,000 increase in our net income primarily relates to the net of higher sales revenue and related operating expenses as a result of higher sales volumes, offset by the absence in the first quarter of 2004 of the one time gain, the result of the adoption of SFAS 143, reported in the first quarter of 2003.

Revenues were $15.6 million for the first quarter of 2004 compared with $7.81 million for the first quarter of 2003. The $7.8 million increase is the result of higher oil export sales quota received during the first quarter 2004 and higher oil prices received during the first quarter 2004 as compared to the same period of 2003. During the first quarter 2004, the Company sold approximately 721,000 barrels of crude oil, recognizing $15.6 million, or $21.65 per barrel, in revenue. Comparably, the Company sold approximately 364,000 barrels of crude oil, recognizing $7.81 million in revenue, or $21.47 per barrel, for the first quarter 2003.

Transportation costs for the first quarter 2004 were $3.15 million, or $4.37 per barrel, and operating costs associated with sales were $2.21 million, or $3.07 per barrel. Comparatively, transportation costs for the first quarter 2003 were $1.66 million, or $4.57 per barrel, and operating costs associated with sales were $1.12 million, or $3.08 per barrel. The decrease in transportation cost is caused by lower volumes held in the pipeline pending sale, while operating costs per barrel remained at the same level.

Interest expense increased from $1.12 million for the first quarter 2003 to $1.23 million for the first quarter 2004, due to higher financing costs as a result of additional temporary borrowings for operational purposes and less capitalized interest. The Company has agreed with Kazkommertsbank to defer a principal payment of $1 million originally due on February 6, 2004, under the non-revolving portion of the KKM Credit Facility, until May 31, 2004.

As of May 10, 2004, our daily oil production is approximately 8,500 barrels per day from 45 of the 49 productive wells in the field. The remaining 4 wells are shut-in for various reasons including completion operations, installation of additional gathering lines / equipment, bottom hole pressure readings, formation pressure surveys, and additional workover, water injection and stimulation operations to bring wells on production.

During the first quarter 2004, one producing well was converted to water injection making a total of 5 water injection wells, of which one was operational with four awaiting commissioning of the water injection facility. The water injection facility was commissioned during April 2004. In addition, as of March 31, 2004, the water supply well count had risen to 5 water source wells from 3 water source wells as of December 31, 2003. During the first quarter of 2004, 9 wells were converted to artificial lift (8 using sucker rod pumps and 1 using electrical submersible pumps).


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                 2 Gannett Drive o White Plains o New York 10604
                         866-559-3822 o 866-700-5091 Fax
                           www.ChaparralResources.com

Chaparral Resources, Inc. News Release
May 17, 2004
Page 3


                              FINANCIAL HIGHLIGHTS
                              --------------------
                      (in thousands, except per share data)

                                              For the three months ended
                                                       March 31
                                             ----------------------------
                                                 2004            2003
                                             ------------    ------------

     Revenue                                 $     15,609    $      7,813
     Costs and expenses                           (11,498)         (6,723)
     Other expense                                 (2,335)         (1,707)
     Income tax expense                            (1,142)           (352)
     Cumulative effect of change in
        accounting principle                         --             1,018
                                             ------------    ------------
     Net income available to
        common stockholders                  $        634    $         49
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     Basic and diluted earnings per share:
     Net income per share                    $       0.02    $       0.00
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     Weighted average number of shares
          outstanding (basic and diluted)      38,209,502      38,209,502
                                             ============    ============

Information Regarding Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates and Chaparral's ability to replace and expand oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

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                 2 Gannett Drive o White Plains o New York 10604
                         866-559-3822 o 866-700-5091 Fax
                           www.ChaparralResources.com